Exhibit 99.1
PRESS RELEASE

Contact:	Michele Harrison Vice President, Investor Relations (314-633-4282)
Panera Bread Reports Q2 EPS of $0.65 (including $0.04 in charges), up 25% over Q2 2008
HIGHLIGHTS
•	Q2 2009 net income up 28% over Q2 2008

•	Q2 2009 operating margin up 140 bps over Q2 2008

•	Q2 2009 system-wide comparable bakery-cafe sales flat, net of the Easter impact

•	Company-owned comparable bakery-cafe sales up 2.8% for the first 27 days of Q3 2009

•	Q3 2009 EPS target set at $0.55 to $0.59 (up 22% to 31% versus Q3 2008)

•	FY 2009 EPS target tightened to $2.60 to $2.68 (up 17% to 21% versus FY 2008 with one less week)
St. Louis, MO, July 28, 2009 — Panera Bread Company (Nasdaq:PNRA) today reported net income of $20 million, or $0.65 per diluted share, for the second quarter ended June 30, 2009, which included a $0.02 per diluted share charge for the write-off of smallwares related to the rollout of new china and a $0.02 per diluted share charge for reserves associated with a state sales tax audit. These results compare to net income of $16 million, or $0.52 per diluted share, for the second quarter ended June 24, 2008, and represents a 28% year-over-year increase in net income.
For the twenty-six weeks ended June 30, 2009, net income was $37 million, or $1.21 per diluted share. These results compare to net income of $28 million, or $0.93 per diluted share, for the twenty-six weeks ended June 24, 2008, and represents a 33% year-over-year increase in net income.
The Company’s second quarter and year-to-date fiscal 2009 consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	June 30, 2009	June 24, 2008	Change

Total revenue	$330,794	$320,868	3%
Net income	$20,029	$15,706	28%
Diluted earnings per share	$0.65	$0.52	25%
Shares used in diluted EPS	30,959	30,338

	For the 26 Weeks Ended		Percentage
	June 30, 2009	June 24, 2008	Change

Total revenue	$651,503	$625,847	4%
Net income	$37,461	$28,146	33%
Diluted earnings per share	$1.21	$0.93	30%
Shares used in diluted EPS	30,849	30,240
Second Quarter Fiscal 2009 Business Review
Comparable Bakery-Cafe Sales Growth
In the second quarter of fiscal 2009, system-wide comparable bakery-cafe sales decreased (0.4)% versus the comparable period in fiscal 2008 (Company-owned comparable bakery-cafe sales decreased (0.7)% and franchise-operated comparable bakery-cafes decreased (0.2)%). These second quarter comparable sales results were impacted negatively by approximately 0.5% from the shift of the Easter holiday from the first quarter of fiscal 2008 to the second quarter of fiscal 2009. Thus, excluding the impact of the Easter shift, the Company and its franchisees experienced essentially flat comparable bakery-cafe sales growth for the second quarter of fiscal 2009.
The Company-owned comparable bakery-cafe sales decline of (0.7)% in the second quarter of fiscal 2009 included the following year-over-year components: transaction decline of (1.4)% and average check growth of 0.7%. Average check growth in turn was comprised of retail price increases of 3.0% and negative mix impact of (2.3)%. Transaction growth was primarily the result of new product introductions, offsetting negative mix impact, which was primarily the result of continued weakness in year-over-year sales in the Company’s high average-check catering business and strong transaction growth in the lower average check breakfast business.
Operating Margin Improvement
In the second quarter of fiscal 2009, the Company generated operating margin improvement of approximately 140 basis points compared to the second quarter of fiscal 2008. This was primarily a result of the year-over-year benefits in wheat costs and the Company’s category management initiatives.
New Unit AWS and Development
In the second quarter of fiscal 2009, average weekly sales (“AWS”) for Company-owned new units decreased to $35,580 compared to $35,776 in the second quarter of fiscal 2008. AWS for Company-owned new units year-to-date through the second quarter of fiscal 2009 was $37,314 compared to $36,640 in the same period of fiscal 2008. A schedule of the Company’s second quarter fiscal 2009 AWS is attached as Schedule II.

During the second quarter of fiscal 2009, the Company and its franchisees opened 14 new bakery-cafes system-wide, resulting in 1,345 bakery-cafes open system-wide as of June 30, 2009. The breakdown of Company-owned and franchise-operated bakery-cafes are as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of March 31, 2009	564	771	1,335
Bakery-cafes opened	4	10	14
Bakery-cafes closed	(2)	(2)	(4)

Bakery-cafes as of June 30, 2009	566	779	1,345

Third Quarter 2009 Outlook
Establishing Third Quarter 2009 Targets
Diluted EPS Target
For the third quarter of fiscal 2009, the Company is targeting earnings per diluted share of $0.55 to $0.59 versus $0.45 per diluted share in the third quarter of fiscal 2008. If the Company meets this target, diluted earnings per share will grow 22% to 31% in the third quarter of fiscal 2009 versus the third quarter of fiscal 2008. This third quarter of fiscal 2009 diluted earnings per share target includes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The third quarter of fiscal 2009 target assumes Company-owned comparable bakery-cafe sales growth of 2.5% to 3.5%, consisting of transaction growth of 1.5% to 2.5% and average check growth of approximately 1.0% (which in turn consists of an approximately 2.25% year-over-year price increase and negative mix impact of approximately (1.25)%).
The Company is announcing today that through the first 27 days of the third quarter of fiscal 2009 (beginning July 1, 2009 and ending July 27, 2009), comparable bakery-cafe sales of Company-owned bakery-cafes have grown approximately 2.8% and comparable bakery-cafe sales of franchise-operated bakery-cafes have grown approximately 1.8%.
Operating Margin Improvement
In the third quarter of fiscal 2009, the Company is targeting 50 to 100 basis points of improvement in operating margin.
New Unit AWS and Development
The Company is targeting approximately 15 to 20 system-wide new unit openings in the third quarter of fiscal 2009 with AWS for new Company-owned units assumed to be consistent with the Company’s full year target of $36,000 to $38,000.

Full Year 2009 Targets
Tightening Full Year Fiscal 2009 Targets
The Company is today tightening its earnings per diluted share target for full year fiscal 2009 to $2.60 to $2.68 per diluted share. The sequentially improving Company-owned comparable bakery-cafe sales growth has provided management with the confidence to raise the bottom end of its previously disclosed full year fiscal 2009 diluted earnings per share target from $2.55 to $2.60 per diluted share while modestly raising the midpoint of its previously communicated full year diluted earnings per share target to $2.64. This compares favorably to earnings per diluted share of $2.22 in full year fiscal 2008. If the Company meets its revised full year target, it would generate diluted earnings per share growth of 17% to 21% in full year fiscal 2009. Please note fourth quarter fiscal 2009 diluted earnings per share growth targets will be impacted by the fact that fourth quarter fiscal 2008 results consist of 14 weeks as compared to 13 weeks in the fourth quarter of fiscal 2009.
The full year fiscal 2009 diluted earnings per share target includes the following updated key assumption: the full year fiscal 2009 target for Company-owned comparable bakery-cafe sales has been updated to a range of 1.25% to 2.0% growth to reflect the continued trend of stronger than expected transactions while absorbing year-over-year softness in the catering business.
Concluding Comment
Chairman and Chief Executive Officer Ron Shaich commented: “We are very pleased to have delivered another quarter of solid performance. We have been highly focused on building competitive advantage and growing transactions in the face of this recession. Thus we are quite gratified to see our initiatives generating sequentially better Company-owned comparable bakery-cafe sales growth each period for the last four periods. In fact, we believe that the strong comparable bakery-cafe sales growth we have produced in Company-owned cafes since the rollout of our recent salad celebration in early June is an indication of the success of our efforts. Indeed, the momentum we are experiencing in Company-owned comparable bakery-cafe sales growth has given us the confidence to continue investing in an improved guest experience despite the recession and, as well, greater confidence in our ability to deliver Q3 results up 22% to 31% and our full year 2009 targets.”
Notes
The Company will discuss second quarter fiscal 2009 results, preliminary comparable bakery-cafe sales results for the first twenty-seven days of the fiscal 2009 third quarter, and third quarter and full year fiscal 2009 targets and business outlook in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, July 29, 2009. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.

Comparable bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable bakery-cafe sales as defined or used by other companies. We do not record franchise-operated bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales, as reported by franchisees. We use franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe franchise-operated and system-wide sales information is useful in assessing consumer acceptance of our brand; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which our franchisees also contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.
Panera Bread Company owns and franchises 1,276 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of June 30, 2009. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu with zero grams added trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Canada, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com. Panera also owns and franchises 69 bakery-cafes under the Paradise Bakery & Café® name as of June 30, 2009.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; changes in consumer spending habits as a result of an extended economic downturn; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with acquisitions; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 30, 2008 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	June 30, 2009	June 24, 2008
Revenues:
Bakery-cafe sales	$281,644	$274,396
Franchise royalties and fees	19,157	18,103
Fresh dough sales to franchisees	29,993	28,369

Total revenues	330,794	320,868
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	84,059	83,011
Labor	90,669	85,456
Occupancy	24,086	22,176
Other operating expenses	38,677	36,833

Total bakery-cafe expenses	237,491	227,476
Fresh dough cost of sales to franchisees	24,992	27,471
Depreciation and amortization	16,579	16,235
General and administrative expenses	18,445	21,638
Pre-opening expenses	405	879

Total costs and expenses	297,912	293,699

Operating profit	32,882	27,169
Interest expense	209	144
Other (income) expense, net	160	492

Income before income taxes	32,513	26,533
Income taxes	12,278	10,311

Net income	20,235	16,222
Less: net income attributable to noncontrolling interest	206	516

Net income attributable to Panera Bread Company	$20,029	$15,706

Earnings per common share attributable to Panera Bread Company:
Basic	$0.65	$0.52

Diluted	$0.65	$0.52

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,595	29,970

Diluted	30,959	30,338

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 26 Weeks Ended
	June 30, 2009	June 24, 2008
Revenues:
Bakery-cafe sales	$554,526	$534,842
Franchise royalties and fees	37,784	35,539
Fresh dough sales to franchisees	59,193	55,466

Total revenues	651,503	625,847
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	165,050	162,339
Labor	180,210	170,204
Occupancy	47,358	43,584
Other operating expenses	74,857	70,164

Total bakery-cafe expenses	467,475	446,291
Fresh dough cost of sales to franchisees	49,771	53,401
Depreciation and amortization	32,998	32,374
General and administrative expenses	38,846	43,457
Pre-opening expenses	745	2,006

Total costs and expenses	589,835	577,529

Operating profit	61,668	48,318
Interest expense	375	1,173
Other (income) expense, net	(158)	347

Income before income taxes	61,451	46,798
Income taxes	23,189	17,775

Net income	38,262	29,023
Less: net income attributable to noncontrolling interest	801	877

Net income attributable to Panera Bread Company	$37,461	$28,146

Earnings per common share attributable to Panera Bread Company:
Basic	$1.23	$0.94

Diluted	$1.21	$0.93

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,491	29,930

Diluted	30,849	30,240

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	June 30, 2009	June 24, 2008
Revenues:
Bakery-cafe sales	85.1%	85.5%
Franchise royalties and fees	5.8	5.6
Fresh dough sales to franchisees	9.1	8.8

Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.8%	30.3%
Labor	32.2	31.1
Occupancy	8.6	8.1
Other operating expenses	13.7	13.4

Total bakery-cafe expenses	84.3	82.9
Fresh dough cost of sales to franchisees (2)	83.3	96.8
Depreciation and amortization	5.0	5.1
General and administrative expenses	5.6	6.7
Pre-opening expenses	0.1	0.3

Total costs and expenses	90.1	91.5

Operating profit	9.9	8.5
Interest expense	0.1	—
Other (income) expense, net	—	0.2

Income before income taxes	9.8	8.3
Income taxes	3.7	3.2

Net income	6.1	5.1
Less: net income attributable to noncontrolling interest	0.1	0.2

Net income attributable to Panera Bread Company	6.0%	4.9%

(1)	As a percentage of Company-owned bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 26 Weeks Ended
	June 30, 2009	June 24, 2008

Revenues:
Bakery-cafe sales	85.1%	85.5%
Franchise royalties and fees	5.8	5.7
Fresh dough sales to franchisees	9.1	8.9

Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.8%	30.4%
Labor	32.5	31.8
Occupancy	8.5	8.1
Other operating expenses	13.5	13.1

Total bakery-cafe expenses	84.3	83.4
Fresh dough cost of sales to franchisees (2)	84.1	96.3
Depreciation and amortization	5.1	5.2
General and administrative expenses	6.0	6.9
Pre-opening expenses	0.1	0.3

Total costs and expenses	90.5	92.3

Operating profit	9.5	7.7
Interest expense	0.1	0.2
Other (income) expense, net	—	0.1

Income before income taxes	9.4	7.4
Income taxes	3.6	2.8

Net income	5.8	4.6
Less: net income attributable to noncontrolling interest	0.1	0.1

Net income attributable to Panera Bread Company	5.7%	4.5%

(1)	As a percentage of Company-owned bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2008	2007	2006	2005
AWS	$39,239	$38,668	$39,150	$38,318

	2009 Company-Owned AWS By Year Opened
			2007 Opens
	2009 Opens	2008 Opens	& Prior	Total
Bakery-Cafes	8	35	523	566
Q1 09	$41,922	$36,294	$37,437	$37,380
Q2 09	$35,580	$36,485	$38,652	$38,492
Q3 09
Q4 09
2009 YTD	$37,314	$36,390	$38,043	$37,936

	2009 Franchise-Operated AWS By Year Opened
			2007 Opens
	2009 Opens	2008 Opens	& Prior	Total
Bakery-Cafes	20	67	692	779
Q1 09	$35,001	$33,726	$39,746	$39,190
Q2 09	$36,703	$33,890	$40,512	$39,859
Q3 09
Q4 09
2009 YTD	$36,335	$33,808	$40,129	$39,527

	Year-Over-Year Change in Company-Owned AWS and Comp Sales
			2007 Opens
	2009 Opens	2008 Opens (a)	& Prior	AWS Total	Comp Sales Total
Q1 09	N/A	-7.1%	0.3%	0.1%	0.3%
Q2 09	N/A	2.0%	-0.4%	-0.6%	-0.7%
Q3 09	N/A
Q4 09	N/A
2009 YTD	N/A	-0.7%	-0.1%	-0.3%	-0.2%

(a)	Change in Company-owned AWS in 2009 from 2008 compares 35 bakery-cafes in 2009 against 20 bakery-cafes at the end of the second quarter of 2008.

	Year-Over-Year Change in Franchise-Operated AWS and Comp Sales
			2007 Opens
	2009 Opens	2008 Opens (b)	& Prior	AWS Total	Comp Sales Total
Q1 09	N/A	-2.8%	0.9%	-0.4%	1.0%
Q2 09	N/A	-5.0%	-0.2%	-1.5%	-0.2%
Q3 09	N/A
Q4 09	N/A
2009 YTD	N/A	-4.6%	0.3%	-0.9%	0.4%

(b)	Change in Franchise-operated AWS in 2009 from 2008 compares 67 bakery-cafes in 2009 against 26 bakery-cafes at the end of the second quarter of 2008.

	Bakery-Cafe Openings
	Company	Franchise	Total
Q1 09	4	10	14
Q2 09	4	10	14
Q3 09
Q4 09
2009 YTD	8	20	28

Q1 08	14	13	27
Q2 08	6	13	19
Q3 08	7	17	24
Q4 08	8	24	32
2008 YTD	35	67	102

AWS — average weekly sales for the time periods indicated.

Comp Sales — comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation and owned for at least 18 months. Comparable bakery-cafe sales also exclude the impact from Paradise bakery-cafes.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 26 weeks ended
	April 28, 2009	June 2, 2009	June 30, 2009	June 30, 2009	June 30, 2009
Company-owned	-1.9%	-1.6%	1.6%	-0.7%	-0.2%
Franchise-operated	-1.6%	-0.6%	1.6%	-0.2%	0.4%
System-wide	-1.7%	-1.0%	1.6%	-0.4%	0.1%
We include in this release information on Company-owned, franchise-operated and system-wide comparable bakery-cafe sales percentages. Company-owned comparable bakery-cafe sales percentages are based on sales from bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that have been in operation and franchise-operated for at least 18 months. Comparable system-wide bakery-cafe sales percentages are based on sales at both Company-owned and franchise-operated bakery-cafes. Comparable bakery-cafe sales exclude closed locations and Paradise bakery-cafes.